Exhibit 5.1

Office: +852 2801 6066

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Email: rthorp@tta.lawyer

Zai Lab Limited

P.O. Box 31119 Grand Pavilion,

Hibiscus West Bay Road,

Grand Cayman KY1-1205,

Cayman Islands

20 September 2017

Dear Sirs

Zai Lab Limited

We have acted as Cayman Islands legal advisers to Zai Lab Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, related to the offering by the Company of American Depositary Shares each representing one ordinary share, par value of US$0.00006 per share (the “Shares”). This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1 Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.

2 Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Certificate of Good Standing and the Director’s Certificate, as to matters of fact, without further verification and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

3 Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

Tel: +852 2801 6066 1205A The Centrium Fax: +852 2801 6767 60 Wyndham Street www.traversthorpalberga.com Central HONG KONG Cayman Islands & British Virgin Islands Attormeys-at-Law Resident Hong Kong Partners: Richard Thorp, Everton Robertson (England & Wales), Jos Briggs (England & Wales), Lucy Nicklas (New South Wales, Australia), Julie Engwirda

3.1	the Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	as of 20 September 2017, the authorized share capital of the Company is US$5,000.00 divided into 54,428,239 Ordinary Shares of par value US$0.00006 each, 8,466,667 Series A-1 Preferred shares of par value US$0.00006 each, 8,904,032 Series A-2 preferred shares of par value US$0.00006 each, 5,562,337 Series B-1 preferred shares of par value US$0.00006 each, 3,973,098 Series B-2 preferred shares of par value US$0.00006 each, and 1,998,961 Series C preferred shares of par value US$0.00006 each.

3.3	the issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. In this opinion the phrase “non-assessable” means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders); and

3.4	the statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

We hereby consent to the prospectus discussion of this opinion, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforcement of civil liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the Certificate of Incorporation dated 28 March 2013;

2	the register of members of the Company;

3	the register of directors of the Company;

4	the Third Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution of shareholders of the Company on 26 June 2017 and as amended by special resolutions passed on 11 August 2017 and on 30 August 2017 (the “Pre-IPO M&A”);

5	the Fourth Amended and Restated Memorandum and Articles of Association of the Company as conditionally adopted by a special resolution passed on 30 August 2017 and effective immediately upon completion of the Company’s IPO (the “Post-IPO M&A”);

6	the written resolutions of the board of directors of the Company dated 7 August 2017 and August 27, 2017 (the “IPO Board Resolutions”);

7	the minutes of a meeting of the shareholders of the Company held on 11 August 2017 and on 30 August 2017 (the “Shareholders’ Resolutions”, together with the IPO Board Resolutions are referred to as the “Resolutions”);

8	the certificate of good standing of the Company issued by the Registry of Companies, Cayman Islands on 29 August 2017 (the “Certificate of Good Standing”);

9	a certificate from a Director of the Company addressed to this firm, a copy of which is attached hereto (the “Director’s Certificate”); and

10	the Registration Statement.